Exhibit 10.6

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of October, 2015 by and between TCO Acquisition Corporation, a Delaware corporation, and any successor entity thereto (the “Company”), and Maureen Hewitt (the “Executive”), and effective as of the Closing Date (as such term is defined in the Stock Purchase Agreement to be entered into by and among the Company, TCO Group Holdings, Inc., a Delaware corporation, Total Community Options, Inc., a Colorado corporation, and Total Community Options Foundation, a Colorado nonprofit corporation (the “Purchase Agreement”)). The Closing Date is referred to in this Agreement as the “Effective Date”. This Agreement is expressly conditioned upon the occurrence of the Closing (as such term is defined in the Purchase Agreement); should the Closing not occur, this Agreement shall be void and of no force or effect.

RECITALS

The Company desires to continue to employ the Executive and the Executive desires to continue to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.            Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

2.            Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.            Capacity and Performance.

(a)            During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a member of the Board of Directors of the Company and the Board of Directors of TCO Group Holdings, Inc. (collectively, the “Board”), and as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b)            During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall have the duties, responsibilities and authorities consistent with the Executive’s title as President and Chief Executive Officer, including, without limitation, the authority to manage the day to day operations of the Company and its Affiliates and the right to approve the hiring and discharge of any senior executive of the Company or any of the Executive’s direct reports, in each case following consultation with the Chairman of the Board. At all times during the term hereof, the Executive shall report to the Board and shall perform such duties as requested by the Board (including any committees thereof), provided such duties are consistent with the Executive’s role and title as President and Chief Executive Officer.

(c)            During the term hereof, the Executive shall devote substantially all of her full business time and her best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing, which approval shall not be unreasonably withheld; provided, however, that the Executive may without advance consent participate in charitable activities and passive personal investment activities including, without limitation, Executive’s current service on the Board of Directors of the Colorado Latino Leadership, Advocacy and Research Organization, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates and do not violate Sections 7, 8 or 9 of this Agreement.

(d)            During the term hereof, the Executive shall comply with all of the Company’s written policies, practices and codes of conduct applicable to the Executive’s position, as in effect from time to time.

4.            Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise, Company shall pay the Executive as follows:

(a)            Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary at the rate of Six-Hundred and Seventy-Five Thousand Dollars ($675,000.00) per year, payable in accordance with the normal payroll practices of the Company as in effect from time to time (but no less frequently than monthly), as from time to time adjusted, is hereafter referred to as the “Base Salary”. The Board shall review the Base Salary each year for increase, but shall not decrease the Base Salary.

(b)            Annual Bonus Compensation. For each fiscal year occurring during the term hereof, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”). For the 2016 fiscal year, the Executive’s bonus shall be determined as follows: (1) for the period beginning on the first day of the 2016 fiscal year and ending on the day immediately prior to the Effective Date, the pro-rata portion of your Annual Bonus attributable to such period will be calculated based on your base salary and target annual bonus as in effect prior to the Effective Date; and (2) for the period beginning on the Effective Date and ending on the last day of the 2016 fiscal year, the pro-rata portion of your bonus attributable to such period will be calculated based on a target of sixty percent (60%) of the Base Salary. Beginning fiscal 2017, the Annual Bonus shall be targeted at sixty percent (60%) of the Base Salary, with the actual amount of the Annual Bonus, if any, to be determined by the Board acting in good faith and based on the achievement of pre-established performance criteria. The performance criteria shall be based on criteria established by the Board in consultation with the Executive no later than the 60th day of the fiscal year. Except as otherwise provided for in Section 5, in order to receive the Annual Bonus for any fiscal year, the Executive must be employed by the Company through the last day of the fiscal year.

(c)            Paid Time Off. During the term hereof, the Executive shall be entitled to earn five (5) weeks of paid time off (“PTO”) per annum (in addition to Company holidays), to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. PTO shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)            Employee Benefit Plans. During the term hereof and subject to any contribution therefore generally required of similarly-situated employees of the Company, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any Employee Benefit Plan provides for benefits otherwise provided to the Executive hereunder (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time. Notwithstanding the foregoing, the Company shall continue to pay for the full premium required to be paid to continue Executive’s coverage under the Company’s healthcare plan during her employment and the full premium of Executive’s life insurance policy; provided, however, that in the event that such payments would, in the determination of the Board or its delegate, subject the Executive, the Company or any of its Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”, or applicable regulations or guidance issued under the ACA or Section 105(h), such payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any such adverse consequences under the ACA or Section 105(h). The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter or modify, any or all of its Employee Benefit Plans, or in the event that the Company is required to add or eliminate any of its Employee Benefit Plans to comply with applicable law. Subject to the foregoing, the Company shall at all times maintain for the benefit of the Executive Employee Benefit Plans providing comparable coverage and benefits to those plans in effect as of the Effective Date in a manner consistent and compliant with applicable law.

(e)            Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time.

5.            Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)            Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to her estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within one hundred twenty (120) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to Section 5(g)(iv) shall be paid not later than the deadline specified therein, (iv) any Annual Bonus from the prior fiscal year that has not yet been paid (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”), and (v) a pro-rata portion of the Executive’s Annual Bonus for the year in which termination occurs, based on the Executive’s actual performance through the date of such termination and determined in accordance with Section 4(b) hereof (“Pro-Rata Bonus”), with such pro-rata amount based on the number of days Executive was employed during the fiscal year. The Company shall have no further obligation or liability to the Executive under this Agreement. Other than business expenses described in Section 5(a)(iii), Final Compensation and the Pro-Rata Bonus shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the date of death.

(b)            Disability.

(i)            The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation exclusive of the leave of absence provided hereunder) for ninety (90) consecutive days, or one- hundred and eighty (180) non-consecutive days during any period of three hundred and sixty- five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation or liability to the Executive under this Agreement, other than for payment of any Final Compensation due the Executive and the Pro-Rata Bonus. Other than business expenses described in Section 5(a)(iii), Final Compensation and the Pro Rata Bonus shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(ii)            The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of her employment, whichever shall first occur. If Executive receives any disability income payments under the Company’s disability income plan, the Base Salary under Section 4(a) shall be reduced by the amount of such disability income. Executive shall continue to participate in the Employee Benefit Plans in accordance with Section 4(d) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of her employment hereunder.

(iii)            If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the reasonable request of the Company shall, submit to a medical examination by a physician mutually agreed to by the Company and the Executive (or her duly appointed guardian, if any), and such determination for the purposes of this Agreement shall be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)            By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon delivery of written notice to the Executive. The following, as determined in the Company’s reasonable discretion, shall constitute Cause for termination:

(i)            The Executive’s failure to perform her duties and responsibilities to the Company or any of its Affiliates that are consistent with Executive’s title and authorities;

(ii)            The Executive’s material breach of any of the provisions of this Agreement or any other written agreement between the Executive and the Company or any of its Affiliates, resulting in material harm to the Company or any of its Affiliates; or

(iii)            The Executive’s material breach of any fiduciary duty that the Executive has to the Company or any of its Affiliates;

(iv)            The Executive’s gross negligence, intentional misconduct or unethical or improper behavior by the Executive resulting in material harm to the business, interests or reputation of the Company or any of its Affiliates;

(v)            The Executive’s commission of a felony or other crime involving moral turpitude; or

(vi)            The Executive’s commission of conduct involving fraud, embezzlement, sexual harassment, material misappropriation of property or other substantial misconduct with respect to the Company or any of its Affiliates.

Any termination of the Executive’s employment for bases set forth in clauses (i), (ii), (iii), or (iv) shall not constitute a termination for Cause unless the Company shall have provided written notice to the Executive no later than thirty (30) days from Executive’s act or omission constituting Cause setting forth in reasonable detail such acts or omissions, and the Executive shall have failed to cure such acts or omissions within thirty (30) days following receipt of written notice. In the event of a termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive under this Agreement, other than for any Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(d)            By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon sixty (60) days prior written notice to the Executive. In the event of such termination, in addition to any Final Compensation due to the Executive, the Company will pay the Executive (i) severance pay, at the same rate as the Base Salary, for a period of twenty-four (24) months following the date of termination of her employment, (ii) an amount equal one point five (1.5) times the Executive’s Annual Bonus at the target amount (together with the payments of Base Salary in the foregoing clause (i), the “Severance Payments”), (iii) a Pro-Rata Bonus, and (iv) continued payment on Executive’s behalf of the premium required to be paid for Executive’s continued participation in the Company’s health care plan for a period of twenty-four (24) months following termination (the “Healthcare Payments” and collectively with the Pro-Rata Bonus and the Severance Payments, the “Severance Benefits”). Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective general release of claims in substantially the form attached hereto as Exhibit A (the “Release of Claims”), all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination and on the Executive’s continued compliance with the obligations of the Executive to the Company and its Affiliates that survive termination of her employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Subject to Section 5(g) below, (A) the Severance Payments to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and (B) the Healthcare Payments shall be paid monthly, and in both cases with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the date the Executive’s employment terminates. Notwithstanding the foregoing, in the event the Healthcare Payments would, in the determination of the Board or its delegate, subject the Executive, the Company or any of its Affiliates to any tax or penalty under the ACA or Section 105(h), or applicable regulations or guidance issued under the ACA or Section 105(h), the Healthcare Payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any such adverse consequences under the ACA or Section 105(h). The Pro-Rata Bonus will be paid in a lump sum at the time that annual bonuses for the applicable fiscal year are paid by the Company generally.

(e)            By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason by (A) providing written notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition, and (B) providing the Company a period of thirty (30) days to remedy the condition, if such condition may be remedied. The Executive’s termination of employment for Good Reason will be effective on the thirty first (31st) calendar day following the expiration of the period to remedy if the Company has failed to remedy the condition or on the date of such notice of Good Reason if the condition may not be remedied. The following, if occurring without the Executive’s written consent, shall constitute “Good Reason” for termination by the Executive:

(i)            a change in Executive’s title;

(ii)            a material diminution in the nature or scope of the Executive’s duties, authority and/or responsibilities, or the Executive no longer reports directly to the Board;

(iii)            a requirement that the Executive relocate to a location more than fifty (50) miles from the location where the Executive is then providing services;

(iv)            a reduction in Base Salary or bonus opportunity, as set forth in Section 4(a) hereof;

(v)            the removal of the Executive from the Board; or

(vi)            material breach of any of the terms of this Agreement or any other written agreement between the Company and the Executive.

In the event of termination of the Executive’s employment in accordance with this Section 5(e), the Executive will be entitled to all amounts she would have been entitled to receive had her employment been terminated by the Company other than for Cause pursuant to Section 5(d) above, provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(f)            By the Executive without Good Reason. The Executive may terminate her employment hereunder without Good Reason at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive any Final Compensation due her (other than business expenses described in Section 5(a)(iii)) at the time prescribed by applicable law and in all events within thirty (30) days following the date of the termination of employment.

(g)            Timing of Payments and Section 409A.

(i)            Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-l(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1 (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii)            For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

(iii)            Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv)            Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year;

(v)            reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and

(vi)            the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(vii)            In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(h)            Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to her in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive. The Executive hereby knowingly and voluntarily waives any right she might otherwise have to participate in or receive payments or benefits under any other plan, program or policy of the Company providing for severance or termination pay or other termination benefits (other than any benefits payable pursuant to a long-term disability or other similar insurance program, which shall be governed by the terms and provisions of the applicable plan or program).

6.            Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a)            Provision by the Company of Final Compensation and Severance Benefits, if any, that are due to the Executive in each case under the applicable termination provisions of Section 5 shall constitute the entire obligation of the Company to the Executive under this Agreement.

(b)            Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(e) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such termination date.

(c)            Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits hereunder, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), or with respect to Base Salary paid for notice waived pursuant to Section 5(e) hereof, no compensation or benefits will be earned after termination of employment.

7.            Confidential Information.

(a)            The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive has developed and will continue to develop Confidential Information for the Company or its Affiliates and that the Executive has learned of and will continue to learn of Confidential Information during the course of employment. The Executive agrees that all Confidential Information which the Executive creates or to which she has access as a result of her employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates), or use for her own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to her employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information that has become generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. For the avoidance of doubt, the Executive acknowledges that nothing contained herein limits, restricts or in any other way affects her communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b)            All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except as necessary for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business (“Third Party Documents”) and each individually a “Third Party Document” then in the Executive’s possession or control and not accessible by the Company; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

8.            Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.            Restricted Activities. The Executive acknowledges and agrees that (a) she is an executive or management employee of the Company and is provided access to the Company’s “Trade Secrets” defined as the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers, or other information relating to the Company which is secret and of value, and (b) the following restrictions on her activities during and after employment with the Company are necessary to protect the Company’s Trade Secrets and other legitimate interests of the Company and its Affiliates:

(a)            While the Executive is employed by the Company and during the two (2) year period immediately following termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, independent contractor, co-venturer or otherwise, whether with or without compensation, compete with the Business (as defined below), or any portion of the Business, in the United States of America (the “Restricted Area”) or undertake any planning for any business competitive with all or a portion of the Business in the Restricted Area. Specifically, but without limiting the foregoing, the Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in all or any portion of the Business, as conducted or in active planning to be conducted during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows the termination of the Executive’s employment, at the time the Executive’s employment terminates, in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement shall (x) prevent Executive from providing services to a consulting firm that provides services to any business that competes with the Business, (y) preclude Executive from owning up to 2% of the publicly traded securities of any business, or (z) prevent the Executive from providing services to an entity that contains a business that competes with the Business, provided the Executive is not responsible for (and does not engage or participate in) the day-to-day management, oversight or supervision of such business and provided the Executive does not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision.

(b)            During the Restricted Period, the Executive will not directly or indirectly (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during the Executive’s employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person. Notwithstanding anything in this Section 10(b) to the contrary, Executive may solicit customers and prospective customers for purposes of providing or selling products or services that that do not compete with the Business.

(c)            During the Restricted Period, the Executive will not, and will not assist any other person to, (i) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the preceding two (2) years.

10.            Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that she will never assert, or permit to be asserted on her behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which she is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7, 8 or 9 hereof.

11.            No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.            Definitions. Capitalized words or phrases shall have the meanings provided in this Section 12 and as provided elsewhere herein:

(a)            “Affiliate” means any person or entity directly or indirectly controlling, controlled by the Company, where control may be by either management authority or equity interest.

(b)            “Business” means the business of delivery of services to the frail and elderly population through the operation of PACE Programs.

(c)            “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Services, (iii)the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the patients of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

(d)            “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of her employment that relate either to the Services or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)            “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f)            “Services” means all services planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all products provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

13.            Indemnification. During Executive’s employment with the Company and thereafter, the Company shall indemnify and hold Executive and her heirs and representatives harmless against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any Affiliate of the Company or other entity at the Company’s request, except, however, the Company’s indemnity shall not apply with respect to matters where the Executive has been grossly negligent, reckless, or intentionally violated the rights of the Company or of any third party unless at the direction of the Company, or where the Executive fails to cooperate fully with the Company in the Company’s defense of any claim or proceeding. The Company agrees to promptly advance to Executive or her heirs or representatives the expenses, including attorneys’ fees and litigation costs, upon written request with documentation of such expenses satisfactory to the Company and upon receipt of an undertaking by Executive or on Executive’s behalf that such amounts will be promptly repaid should it ultimately be determined that Executive is not entitled to be indemnified by the Company. The Executive agrees to assist and cooperate with the Company, both during Executive’s employment with the Company and thereafter, in the defense of any legal action related to the Executive’s employment upon reasonable notice and at reasonable times and places. During Executive’s employment with the Company and thereafter, the Company also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers or directors and shall be entitled to the same rights of indemnification provided to such other executive officers or directors under the Company’s by-laws, certificate of incorporation, or other governing documents. This Section 13 shall continue in effect after the termination of Executive’s employment or the termination of this Agreement.

14.            Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.            Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates or in the event that the Company shall hereafter effect a reorganization with, consolidate with, or merge into, an Affiliate or any Person or transfer all or substantially all of its properties, stock, or assets to an Affiliate or any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16.            Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.            Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19.            Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, including without limitation the Employment Agreement between the Executive and Total Community Options, Inc. dated January 1, 2012 (the “Prior Agreement”). Notwithstanding the foregoing, this Agreement shall not supersede any effective assignment of intellectual property to the Company or any of its Affiliates pursuant to the Prior Agreements or constitute a waiver by the Company or any of its Affiliates of any rights they may have under the Prior Agreement with respect to confidentiality, intellectual property, or similar obligations imposed upon the Executive.

20.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21.            Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.            Governing Law. This is a Colorado contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Colorado, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	THE COMPANY

/s/ Maureen Hewitt	/s/ Thomas A. Scully
Maureen Hewitt	By: /s/ Thomas A. Scully
Title: President

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